PROSPECTUS SUPPLEMENT

(To Prospectus dated May 6, 2002)

Filed pursuant to Rule 424(b)(2)

Registration No. 333-86722

1,500,000 Shares

The Laclede Group, Inc.

Common Stock

We are offering 1,500,000 shares of our common stock as described in the accompanying prospectus under “Description of Common Stock.” Our shares are listed on the New York Stock Exchange under the symbol “LG.” On May 25, 2004, the last reported sale price of our common stock, as reported on the New York Stock Exchange, was $26.85 per share.

See “Risk Factors” on page S-5 of this prospectus supplement to read about certain factors that you should consider before buying shares of our common stock.

	Per Share	Total
Public offering price	$26.800	$40,200,000
Underwriting discount	$0.871	$1,306,500
Proceeds, before expenses, to The Laclede Group, Inc.	$25.929	$38,893,500

The underwriters may also purchase up to an additional 225,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any other Federal or state regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect the 1,500,000 shares of common stock to be ready for delivery on or about May 28, 2004.

A.G. EDWARDS	EDWARD D. JONES & CO., L.P.

STIFEL, NICOLAUS & COMPANY INCORPORATED	RBC CAPITAL MARKETS

The date of this prospectus supplement is May 25, 2004.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the date of the accompanying prospectus, as applicable.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not be applicable to our common stock. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless the context otherwise indicates, the words “Company,” “Laclede Group,” “we,” “our” and “us” refer to The Laclede Group, Inc.

Prospectus Supplement

i

FORWARD-LOOKING STATEMENTS

Some of the matters discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus, excluding historical information, include forward-looking statements. Certain words, such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” and similar words and expressions identify forward-looking statements that involve uncertainties and risks. Future developments may not be in accordance with our expectations or beliefs and the effect of future developments may not be those anticipated. Among the factors that may cause results to differ materially from those contemplated in any forward-looking statement are:

•	weather conditions and catastrophic events;

•	economic, competitive, political and regulatory conditions;

•	legislative, regulatory and judicial mandates and decisions, some of which may be retroactive, including those affecting

•	allowed rates of return

•	incentive regulation

•	industry structure

•	purchased gas adjustment provisions

•	rate design structure and implementation

•	franchise renewals

•	environmental or safety matters

•	taxes

•	accounting standards;

•	the results of litigation;

•	retention, ability to attract, ability to collect from and conservation efforts of customers;

•	capital and energy commodity market conditions, including the ability to obtain funds for necessary capital expenditures and the terms and conditions imposed for obtaining sufficient gas supply;

•	discovery of material weakness in internal controls; and

•	employee workforce issues.

You are urged to consider the risks, uncertainties and other factors that could affect our business as described in this prospectus supplement and the accompanying prospectus and the information incorporated by reference therein. All forward-looking statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus rely upon the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. We do not, by including this statement, assume any obligation to review or revise any particular forward-looking statement in light of future events.

ii

SUMMARY INFORMATION

This summary information highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in the accompanying prospectus. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement.

The Laclede Group, Inc.

The Laclede Group is an exempt public utility holding company incorporated in the State of Missouri that conducts all of its operations through its subsidiaries. At March 31, 2004, we and our subsidiaries had approximately 3,200 employees. Our executive offices are located at 720 Olive Street, St. Louis, Missouri 63101 and our telephone number is (314) 342-0500.

Our principal subsidiary, Laclede Gas Company (Laclede Gas), is the largest natural gas distribution utility in Missouri, serving more than 630,000 residential, commercial and industrial customers in St. Louis and the surrounding counties of eastern Missouri. Our primary non-regulated subsidiaries are SM&P Utility Resources, Inc. (SM&P), one of the largest underground facilities locating and marking service companies in the United States, and Laclede Energy Resources, Inc. (LER), a non-regulated natural gas marketing and management service company.

We manage our business in four segments, as shown in the following chart.

Regulated Gas Distribution Segment

Laclede Gas is subject to the jurisdiction of the Missouri Public Service Commission. Laclede Gas maintains a diversified gas supply portfolio and has significant natural gas and propane storage capacity.

Non-Regulated Services Segment

In January 2002, we acquired SM&P, which is headquartered in Carmel, Indiana and operates in several Midwestern U.S. states. Revenues from SM&P are counter-seasonal to those of Laclede Gas.

Non-Regulated Gas Marketing Segment

LER provides both on-system transportation customers and customers outside of Laclede Gas’ traditional service area with another choice of unregulated natural gas supply. We continue efforts to grow

LER’s sales to industrial and commercial businesses, natural gas utilities and other wholesale customers. LER offers its customers a variety of flexible pricing alternatives and also provides various energy management services.

Non-Regulated Other Segment

The Non-Regulated Other segment includes the transportation of liquid propane, real estate development, the compression of natural gas, the sale of insurance-related products, financial investments in other enterprises and the non-regulated sales of merchandise by Laclede Gas.

The following table shows the operating revenues, net income applicable to common stock and assets for our four segments. Certain prior period amounts have been reclassified to conform to current period presentation. In our most recently completed fiscal year, our utility subsidiary contributed over 73% of our total operating revenues, over 99% of our total net income applicable to common stock and represented over 92% of our total assets.

Summary Segment Financial Data

	Year Ended September 30,			Six Months Ended March 31,
	2002		2003	2003	2004
Regulated Gas Distribution:	(in thousands)
Operating revenues	$592,097		$774,772	$574,621	$658,248
Net income applicable to common stock	20,292		34,277	39,447	40,683
Assets, end of period	993,490		1,111,503	1,062,799	1,137,824
Non-Regulated Services:
Operating revenues	$94,116	(1)	$100,168	$48,138	$34,798
Net income (loss) applicable to common stock	1,434	(1)	(3,262)	(4,433)	(4,198)
Assets, end of period	67,195		58,640	54,200	48,456
Non-Regulated Gas Marketing:
Operating revenues	$64,798		$163,861	$77,141	$112,463
Net income applicable to common stock	452		2,889	1,333	1,427
Assets, end of period	19,210		36,655	35,860	40,946
Non-Regulated Other:
Operating revenues	$4,293		$11,608	$2,540	$2,083
Net income applicable to common stock	138		681	318	219
Assets, end of period	30,226		49,396	44,290	36,699

(1)	We acquired this business on January 28, 2002. These results reflect the results of operations of the business from the date of acquisition.

For additional information about us and our subsidiaries, you should refer to the information described under “Where You Can Find More Information” in the accompanying prospectus.

Recent Developments

First Mortgage Bond Offering

On April 28, 2004, Laclede Gas issued $50 million principal amount of its first mortgage bonds, 5½% Series due May 1, 2019 and $100 million principal amount of its first mortgage bonds, 6% Series due May 1, 2034. Laclede Gas is using the net proceeds from the sale of these two series of bonds to reduce its short-term borrowings, to redeem at par $50 million principal amount of its 6 5/8% first mortgage bonds on or after June 15, 2004, to pay at maturity $25 million principal amount of its 8½% first mortgage bonds in November 2004 and for general corporate purposes.

Common Stock Dividend

On January 29, 2004, our board of directors increased the quarterly dividend to $0.34 per share ($1.36 per share annualized) on our common stock. On April 29, 2004, the board declared a $0.34 per share quarterly dividend payable July 1, 2004 to shareholders of record on June 11, 2004. Purchasers of shares of our common stock in this offering are expected to receive this quarterly dividend. The Laclede Group and its predecessor have paid quarterly cash dividends on their common stock since 1946.

The Offering

Company	The Laclede Group, Inc.

Securities offered	1,500,000 shares of common stock (1)

Number of shares of common stock outstanding after the offering	20,718,213 shares of common stock (2)

New York Stock Exchange symbol	“LG”

Current indicated annual dividend rate	$1.36 per share

Next dividend record date	June 11, 2004

Use of proceeds	To make a capital contribution to Laclede Gas Company, which will be used to reduce short-term borrowings, and for other general corporate purposes.

Risk factors

You should carefully consider the information set forth under “Risk Factors” in this prospectus supplement, as well as the other information set forth herein and in the accompanying prospectus, before investing in our common stock.

(1)	The number of shares of common stock offered does not include up to 225,000 shares of common stock that the underwriters have an option to purchase from us within 30 days of the date of this prospectus supplement to cover over-allotments.
(2)	The number of shares of common stock outstanding after the offering is based on 19,218,213 shares of common stock outstanding as of May 1, 2004. The number of shares of common stock to be outstanding after this offering does not include up to 225,000 additional shares of common stock that the underwriters have an option to purchase from us within 30 days of the date of this prospectus supplement.

For a complete description of our common stock, please refer to “Description of Common Stock” in the accompanying prospectus.

Summary Consolidated Financial Data

We have provided selected consolidated financial and other data in the tables below. The income statement data and balance sheet data as of and for each of the fiscal years ended September 30, 2001, 2002 and 2003, have been derived from our audited financial statements and the data as of and for each of the six-month periods ended March 31, 2003 and 2004 have been derived from our unaudited financial statements. In our management’s opinion, the unaudited financial statements were prepared on the same basis as our audited financial statements and include all adjustments (consisting of only normal recurring accruals) necessary for the fair presentation of the results of operations for the periods presented. You should read the following financial information in conjunction with our consolidated financial statements and related notes that we have incorporated by reference in this prospectus supplement. This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and our Quarterly Reports on Form 10-Q for the periods ended December 31, 2003 and March 31, 2004, incorporated by reference in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus. Certain prior period amounts have been reclassified to conform to current period presentation.

	Year Ended September 30,			Six Months Ended March 31,
	2001	2002	2003	2003	2004
	(audited)			(unaudited)

Income Statement Data:	(in thousands, except per share data)
Operating revenues	$1,002,109	$755,239	$1,050,330	$702,350	$807,592
Operating income	72,325	59,762	79,135	71,536	69,853
Net income applicable to common stock	$30,385	$22,316	$34,585	$36,665	$38,131
Average shares outstanding:
Basic	18,878	18,888	19,022	18,981	19,142
Diluted	18,878	18,888	19,029	18,981	19,169
Per Share Data:
Earnings per share:
Basic	$1.61	$1.18	$1.82	$1.93	$1.99
Diluted	1.61	1.18	1.82	1.93	1.99
Dividends declared per share of common stock	$1.34	$1.34	$1.34	$0.670	$0.675

	As of September 30,			As of March 31,
	2001	2002	2003	2003	2004
		(audited)		(unaudited)
Balance Sheet Data:	(in thousands)
Net utility plant.	$569,640	$594,376	$621,247	$605,601	$634,056
Total assets	975,910	1,090,990	1,202,798	1,161,487	1,244,577
Short-term debt (1)	117,129	186,670	218,200	147,390	216,565
Long-term debt obligations (2)	284,459	259,545	259,625	259,588	234,661
Long-term debt to unconsolidated affiliate trust	—	—	46,400	46,400	46,400
Redeemable preferred stock (Laclede Gas) (2)	1,588	1,266	1,258	1,258	1,108
Common shareholders’ equity	288,085	285,766	299,072	311,845	325,185

(1)	Includes current portion of long-term debt and redeemable preferred stock.
(2)	Excludes current portion of long-term debt and redeemable preferred stock.

RISK FACTORS

You should carefully consider the following risk factors, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us.

We depend on cash flow from our operations to pay dividends on our common stock.

We depend on dividends or other distributions from our subsidiaries to pay dividends on our common stock. Continued payment of the distributions will depend on our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual obligations. Additionally, payment of dividends on our common stock is at the sole discretion of our board of directors.

Risks related to the regulation of our utility business could impact rates we are able to charge, our costs and our profitability.

Laclede Gas, our natural gas distribution utility, is regulated by the Missouri Public Service Commission. This commission regulates many aspects of its distribution operations, including construction and maintenance of facilities, operations, safety, the rates that it may charge customers and the rate of return that it is allowed the opportunity to earn. The utility’s ability to obtain rate increases and rate supplements to maintain the current rate of return depends upon regulatory discretion, and there can be no assurance that we will be able to obtain rate increases or rate supplements or continue receiving the current authorized rates of return.

Hedging procedures may not fully protect our subsidiaries’ sales and results of operations from volatility, and the use of derivative contracts in the normal course of business could result in financial losses.

To lower financial exposure to commodity price fluctuations, the utility enters into contracts to hedge the commodity price of its natural gas supplies. As part of this strategy, it may use fixed-price, forward, physical purchase contracts, futures, and option contracts traded on the NYMEX. However, the utility does not hedge the entire exposure of energy assets or positions to market price volatility, and the coverage will vary over time. Any costs, gains or losses experienced through the hedging procedures generally flow through the purchased gas adjustment clause, thereby limiting our exposure to volatility. However, these procedures remain subject to prudency review by the public service commission.

In the course of its business, Laclede Energy Resources, Inc. (LER) may offer flexible pricing options in order to limit its and its customers’ exposure to natural gas price volatility. LER may utilize various price mitigation instruments, including exchange-traded and OTC fixed price and options contracts to manage price risk associated with offering flexible pricing options to its customers. LER may experience earnings volatility due to hedge ineffectiveness resulting from the use of such price mitigation instruments. Under LER’s Risk Management Policy, speculation involving the use of derivatives is strictly prohibited.

The utility’s liquidity and, in certain circumstances, results of operations could be adversely affected by the cost of purchasing natural gas during periods in which natural gas prices are rising significantly.

The utility’s tariff rate schedules contain a purchased gas adjustment clause that permits the utility to file for rate adjustments to recover increases in the cost of purchased gas. Increases in the cost of purchased gas have no direct impact on profit margins, but do affect cash flows and can therefore impact the amount of our capital resources. Currently, the utility is allowed to adjust the gas cost component of its rates in January, March, June and November. Increases in the prices charged for gas could lead customers to reduce usage and adversely affect our revenues. The utility has used short-term borrowings in the past to finance storage inventories and purchased gas costs, and we expect it to do so in the future.

A downgrade in our credit rating could negatively affect our ability to access capital.

Standard & Poor’s Ratings Group, Moody’s Investor Service, Inc., and Fitch, Inc. from time to time implement new requirements for various ratings levels. To maintain our current credit ratings in light of any new requirements, we may find it necessary to take steps or change our business plans in ways that may affect our results of operations.

If the rating agencies lowered our ratings, particularly below investment grade, it may significantly limit our access to the commercial paper market and would increase our costs of borrowing. In addition, we would likely be required to pay a higher interest rate in future longer term financings and our potential pool of investors and funding sources would likely decrease.

Failure to negotiate certain of the utility’s labor agreements that expire in the fourth quarter of fiscal year 2004 may adversely affect our results of operations and financial condition.

Some of Laclede Gas’ employees are represented by the Paper, Allied-Industrial, Chemical & Energy Workers International Union. These employees comprise approximately 70% of Laclede Gas’ workforce. The labor agreements covering these employees will expire on July 31, 2004. We cannot predict what issues may be raised by the collective bargaining units and, if raised, whether negotiations concerning such issues will be successfully concluded. Labor agreements covering an additional 6% of Laclede Gas’ employees were renewed in 2001 for terms expiring in April 2005.

Transporting and storing natural gas involves numerous risks that may result in accidents and other operating risks and costs. Missed and inaccurate locates may result in damages.

There are inherent in gas distribution activities a variety of hazards and operations risks, such as leaks, explosions and mechanical problems, that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. Further, mislocates of underground facilities may result in significant damage to property or injury to individuals. In accordance with customary industry practices, we maintain insurance against some, but not all, of these risks and losses. The location of pipelines and storage facilities near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. The occurrence of any of these events not fully covered by insurance could adversely affect our financial position and results of operations.

The business of our underground facility locating and marking subsidiary is very competitive.

Our subsidiary, SM&P, provides service under many contracts subject to termination on as little as 30-days’ notice. Also, SM&P’s customers are primarily in the utility and telecommunication sector with their workload influenced by construction trends. Further, SM&P relies upon a concentrated customer base. The loss of a principal customer could adversely affect SM&P’s results of operations.

In November 2002, two customers notified SM&P that, due to the customers’ actions to address workforce management issues, they did not intend to continue to outsource certain functions, which included locating services provided by SM&P, after February and March 2003. One of these customers notified SM&P in January 2003 that it would continue to outsource a portion of its locating services provided by SM&P beyond that timeframe. Revenue from these customers totaled approximately $29 million and $45 million for fiscal 2003 and 2002, respectively. In connection with the reduction in work from these customers, SM&P made reductions in its levels of personnel, facilities and equipment for which we recorded an after-tax charge of approximately $1 million, all of which was expensed during the quarter ended March 31, 2003. SM&P has retained a portion of the work previously expected to be lost and continues to pursue, and has obtained, new business to partially offset the business lost in fiscal year 2003.

CAPITALIZATION

The following table sets forth (a) our cash and cash equivalents, short-term debt and actual capitalization as of March 31, 2004, and (b) our capitalization as adjusted to give effect to this offering of 1,500,000 shares of our common stock at a public offering price of $26.80 per share, assuming no exercise of the underwriters’ option to purchase additional shares. From time to time, we may issue additional debt or equity securities. The following information is qualified in its entirety by and should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	As of March 31, 2004
	Actual	As Adjusted (1)
	(in millions of dollars)
Cash and cash equivalents	$25.2	$25.2

Short-term debt (including current portion of long-term debt and redeemable preferred stock)	$216.6	$177.8

Capitalization:
Long-term debt (excluding current portion)	$234.7	$234.7
Long-term debt to unconsolidated affiliate trust (2)	46.4	46.4
Redeemable preferred stock – Laclede Gas (excluding current portion)	1.1	1.1
Common shareholders’ equity:
Common stock, $1.00 par value, 19,187,777 shares issued and outstanding actual and 20,687,777 as adjusted	19.2	20.7
Paid in capital	71.2	108.5
Retained earnings	236.8	236.8
Accumulated other comprehensive loss	(2.0)	(2.0)

Total common shareholders’ equity	325.2	364.0

Total capitalization	$607.4	$646.2

(1)	Reflects the use of the net proceeds from the sale of our common stock to make a capital contribution to Laclede Gas, which will use the proceeds thereof to reduce its short-term borrowings.
(2)	The sole assets of the unconsolidated affiliate trust are our 7.70% subordinated debentures due December 1, 2032 with a principal amount of $46.4 million.

On April 28, 2004, Laclede Gas issued $50 million principal amount of its first mortgage bonds, 5½% Series due May 1, 2019, and $100 million principal amount of its first mortgage bonds, 6% Series due May 1, 2034. Laclede Gas Company is using the net proceeds from the sale of the these two series of bonds to reduce its short-term borrowings, to redeem at par $50 million principal amount of its 6 5/8% first mortgage bonds on June 15, 2004, and to pay at maturity $25 million principal amount of its 8½% first mortgage bonds in November 2004. Immediately following these transactions, the principal amount of Laclede Gas’ long-term debt, excluding current portion, will be $335 million.

USE OF PROCEEDS

We expect to receive approximately $38.8 million in net proceeds from this offering, after deducting the underwriting discount and estimated expenses, or $44.6 million if the underwriters’ over-allotment option to purchase additional shares is exercised in full. We intend to use the net proceeds from this offering of our common stock to make a capital contribution to Laclede Gas, which will use the funds to reduce its short-term borrowings, and for other general corporate purposes. Short-term borrowings outstanding at March 31, 2004 were $191.4 million (excluding the current portion of long-term debt and redeemable preferred stock) and bore interest at a weighted average interest rate of 1.11% per annum. Laclede Gas used the proceeds of certain of these borrowings, some of which are to be repaid with the net proceeds of this offering, to pay gas supply costs and to make capital expenditures for assets acquired in the ordinary course of business, including construction and office equipment, and to retire $25 million principal amount of its 6¼% first mortgage bonds that matured in May 2003.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

The amount and timing of dividends payable on our common stock are within the sole discretion of our board of directors. However, future dividends will be dependent upon the earnings and financial condition of us and our subsidiaries and various other factors. See “Description of Common Stock—Dividend Rights and Limitations” in the accompanying prospectus for certain restrictions upon the payment of cash dividends.

On April 29, 2004, our board of directors declared a quarterly cash dividend of $0.34 per share payable on July 1, 2004 to holders of record on June 11, 2004. Purchasers of shares of our common stock in this offering who are holders of record on such record date will be entitled to receive this dividend.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “LG.” The following table provides, for the fiscal quarters indicated, the high and low prices per share on the New York Stock Exchange for the periods shown below as reported on the New York Stock Exchange Composite Tape and the amount of per-share dividends declared in the periods indicated.

	Common Share Price		Quarterly Dividends
Fiscal Year ended September 30, 2002	High	Low
First Quarter	$25.30	$22.60	$0.335
Second Quarter	24.90	22.00	0.335
Third Quarter	24.88	22.00	0.335
Fourth Quarter	25.00	19.00	0.335

Fiscal Year ended September 30, 2003
First Quarter	$24.84	$21.79	$0.335
Second Quarter	24.90	21.85	0.335
Third Quarter	27.75	23.10	0.335
Fourth Quarter	28.70	24.85	0.335

Fiscal Year ending September 30, 2004
First Quarter	$30.00	$27.20	$0.335
Second Quarter	31.87	28.26	0.340
Third Quarter (through May 25, 2004)	31.35	26.05	0.340	(1)

(1)	Our board of directors declared this quarterly dividend on April 29, 2004, payable July 1, 2004 to shareholders of record on June 11, 2004, but it has not yet been paid.

On May 25, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $26.85. As of April 30, 2004, there were approximately 6,860 holders of record of our common stock. See “Description of Common Stock—Dividend Rights and Limitations” in the accompanying prospectus.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the number of shares of our common stock set forth opposite the name of each underwriter.

Underwriter	Number of Shares
A.G. Edwards & Sons, Inc.	750,000
Edward D. Jones & Co., L.P.	375,000
Stifel, Nicolaus & Company, Incorporated	225,000
RBC Capital Markets Corporation	150,000

Total	1,500,000

Under the terms and conditions of the underwriting agreement, the underwriters have agreed to take and pay for all the shares of common stock offered by this prospectus supplement and the accompanying prospectus, if any are taken.

The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Over-allotment Option.    We have granted an option to the underwriters to purchase up to an aggregate of 225,000 additional shares of our common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to the number initially purchased by that underwriter as reflected in the above table.

Offering Price, Concessions and Reallowances.    The underwriters have advised us that they propose initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus supplement and to certain securities dealers at that price less a concession not in excess of $0.52 per share. The underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After we release the shares of common stock for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

The following table summarizes the underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 225,000 additional shares.

Paid by The Laclede Group	No Exercise	Full Exercise
Per Share	$0.871	$0.871
Total	$1,306,500	$1,502,475

We estimate that our share of the total expenses of this offering, excluding underwriting discount, will be approximately $100,000.

Price Stabilization and Short Positions.    In connection with this offering, the rules of the Securities and Exchange Commission permit the underwriters to engage in transactions that stabilize the price of our common stock. Those transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

If the underwriters create a short position in our common stock in connection with the offering (i.e., if they sell more shares than are listed on the cover of this prospectus supplement), the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of those purchases.

Neither the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Restrictions on Sales of Similar Securities.    We have agreed that, for 90 days after the date of the delivery of the shares of our common stock offered hereby, we will not offer, sell, continue to sell or otherwise dispose of any shares of our common stock, except for securities offered and sold under our shareholder and employee plans, or other securities that are convertible into shares of our common stock, unless we have first obtained the written consent of A.G. Edwards & Sons, Inc.

Other Relationships.    From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions (including investment banking and commercial banking transactions) with, and perform services for, us and our affiliates in the ordinary course of business for customary compensation.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Mary C. Kullman, our Chief Governance Officer and Corporate Secretary, and by Thompson Coburn LLP, St. Louis, Missouri. Certain legal matters relating to the shares offered hereby will be passed upon for the underwriters by Pillsbury Winthrop LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm, given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

THE LACLEDE GROUP, INC.

$500,000,000

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Stock Purchase Contracts

and

Stock Purchase Units

LACLEDE CAPITAL TRUST I

Trust Preferred Securities

Guaranteed, to the extent described herein, by

The Laclede Group, Inc.

The Laclede Group may offer senior debt securities, subordinated debt securities, shares of common stock, stock purchase contracts and stock purchase units.

Laclede Capital Trust I may offer trust preferred securities that will be guaranteed by The Laclede Group to the extent discussed in this prospectus.

The aggregate initial offering price of the securities that the trust and we will offer will not exceed $500,000,000. We may offer these securities from time to time, in amounts, on terms and at prices that we will determine at the time they are offered for sale.

This prospectus contains summaries of the general terms of these securities. We will describe these terms and prices, and the manner in which they are being offered, in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered. You should read this prospectus and the applicable prospectus supplement, including the “Risk Factors” section of the applicable prospectus supplement, carefully before you invest.

This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

The Laclede Group’s common stock is listed on the New York Stock Exchange under the symbol “LG.” Each prospectus supplement offering any other securities will state whether those securities are listed or will be listed on any national securities exchange.

We may sell the securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangement made with those underwriters, dealers or agents.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 6, 2002.

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, Laclede may issue and sell senior debt securities or subordinated debt securities, common stock, stock purchase contracts and stock purchase units and the trust may issue trust preferred securities in one or more offerings with a maximum aggregate offering price of up to $500,000,000. The trust preferred securities will be issued by Laclede Capital Trust I.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus, “we,” “us,” “our” and “Laclede” refers to The Laclede Group, Inc., “Laclede Gas” refers to Laclede Gas Company, our principal subsidiary, and the “trust” refers to Laclede Capital Trust I.

Forward-Looking Statements

Some of the information and discussion included in this prospectus, any prospectus supplement or term sheet and the documents Laclede has incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements related to future events or Laclede’s future financial performance may use certain words, such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar words and expressions that identify forward-looking statements that involve uncertainties and risks. Future developments, however, may not be in accordance with our expectations or beliefs, and the effect of future developments may not be those that we anticipate. There are many factors that may cause results to differ materially from those contemplated, including:

•	weather conditions;

•	legislative, regulatory and judicial mandates and decisions, particularly those applicable to our utility subsidiary, some of which may be retroactive, including those affecting

•	allowed rates of return

•	incentive regulation

•	industry and rate structures

•	purchased gas adjustment provisions

•	franchise renewals

•	environmental or safety matters

•	taxes

•	accounting standards;

•	capital and energy commodity market conditions including the ability to obtain funds for necessary capital expenditures and the terms and conditions imposed for obtaining sufficient gas supply for our utility subsidiary;

•	general economic, competitive, political and regulatory conditions;

•	the results of litigation;

•	our utility subsidiary’s ability to collect amounts owed from its customers, as well as any conservation efforts of its customers;

•	employee workforce issues particularly at our utility subsidiary; and

•	other factors discussed in “Risk Factors.”

Readers are urged to consider the risks, uncertainties and other factors that could affect our business as described in this prospectus, any prospectus supplement, term sheet and the documents incorporated herein by reference. We do not, by including this statement, assume any obligation to publicly update or revise any particular forward-looking statement in light of future events.

Where You Can Find More Information

We file reports, proxy statements and other information with the SEC. These SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

In connection with this offering, Laclede and the trust have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 covering the securities. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

The SEC allows us to “incorporate by reference” into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus, any prospectus supplement, or term sheet, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have filed previously with the SEC, and later information that Laclede files with the SEC will automatically update and supersede that information as well as information in the prospectus and any accompanying prospectus supplement or term sheet. These documents contain important information about us and our finances.

SEC Filings (File No. 1-16681)	Period/Date
Annual Report on Form 10-K	Year ended September 30, 2001
Quarterly Reports on Form 10-Q	Quarter ended December 31, 2001
Current Reports on Form 8-K	October 1, 2001, October 25, 2001,
December 12, 2001, December 13,
2001, December 14, 2001,
January 24, 2002 and February 20, 2002
Registration Statement on Form 8-A	September 6, 2001

The documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 after the date of this prospectus are also incorporated by reference into this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary

The Laclede Group, Inc.

720 Olive Street, 15th Floor

St. Louis, Missouri 63101

(314) 342-0503

You should rely only on the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with information that is different from this information.

Separate financial statements of the trust have not been included in this prospectus. Laclede and the trust do not consider those financial statements to be helpful because:

•	we beneficially own directly or indirectly all of the undivided beneficial interests in the assets of the trust (other than the beneficial interests represented by the trust preferred securities). See “Laclede Capital Trust I,” “Description of Securities—Trust Preferred Securities” and “Description of Securities—The Guarantee;”

•	to the extent described in this prospectus, we will guarantee the trust preferred securities such that the holders of the trust preferred securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding up, are at least in the same position with regard to our assets as a preferred shareholder;

•	in future filings under the Securities Exchange Act of 1934, an audited footnote to our annual financial statements will state that the trust is wholly owned by us, that the sole assets of the trust are our subordinated debt securities having a specified total principal amount, and that, considered together, the back-up undertakings, including the guarantees, constitute a full and unconditional guarantee by us of the trust’s obligations under the trust preferred securities issued by the trust; and

•	the trust is a newly created entity, has no operating history, no independent operations and is not engaged in, and will not engage in, any activity other than as described under “Laclede Capital Trust I.”

The Laclede Group

The Laclede Group, Inc., a Missouri corporation, is a holding company. Its principal subsidiary is Laclede Gas Company that provides natural gas service. Laclede is also developing its presence in non-regulated activities that fit well and are believed to provide opportunities for sustainable growth. Laclede Gas was founded in 1857 and is the largest natural gas distribution utility in Missouri, serving more than 630,000 residential, commercial and industrial customers in metropolitan St. Louis and surrounding counties in eastern Missouri. For the twelve months ended December 31, 2001, Laclede reported total revenue of approximately $852 million. For that same period, non-regulated subsidiaries provided approximately 8% of our revenues.

On January 28, 2002, Laclede acquired SM&P Utility Resources, Inc. from NiSource, Inc. SM&P operates an underground locating and marking service in ten midwestern states, with about 2,000 employees. For the twelve months ended December 31, 2001, it had revenues of approximately $106.6 million.

In addition, Laclede directly or indirectly owns all of the common stock of the following subsidiaries:

Laclede Pipeline Company, which operates a propane pipeline that connects the propane storage facilities of Laclede Gas in St. Louis County, Missouri, to propane supply terminal facilities located at Wood River and Cahokia, Illinois.

Laclede Investment LLC, which invests in other enterprises and has made loans to several joint ventures engaged in real estate development, including several of those in which Laclede Development Company invests.

Laclede Energy Resources, Inc., which engages in non-utility efforts to market natural gas and related activities.

Laclede Gas Family Services, Inc., which is a Missouri-licensed insurance agency that promotes the sale of insurance and related products.

Laclede Development Company, which participates in real estate development, primarily through investment in joint ventures.

Laclede Venture Corp., which offers services for the compression of natural gas to third parties who desire to use or sell compressed natural gas for use in vehicles.

Laclede’s principal offices are located at 720 Olive Street, St. Louis, Missouri, 63101 and its telephone number is 314-342-0500.

The foregoing information about Laclede and its subsidiaries is only a general summary and is not intended to be comprehensive. For additional information about Laclede and its business you should refer to the information described under the caption “Where You Can Find More Information.”

Laclede Capital Trust I

Laclede Capital Trust I is a statutory business trust created under the Delaware Business Trust Act by way of:

•	a declaration of trust executed by us, as sponsor, and the trustees of the trust; and

•	the filing of a certificate of trust with the Secretary of State of the State of Delaware.

At the time of public issuance of the trust preferred securities, the trust agreement will be amended and restated in its entirety and will be qualified as an indenture under the Trust Indenture Act of 1939. The trust preferred securities and the common securities of the trust will represent undivided beneficial interests in the assets of the trust. We will own all the common securities of the trust representing a total liquidation amount equal to at least 3% of the total capital of the trust. The preferred securities will represent the remaining percentage of Laclede Capital Trust I’s total capitalization. The trust common securities will have terms substantially equal to, and will rank equal in priority of payment with, the trust preferred securities. However, if we default on our debt securities owned by Laclede Capital Trust I or another event of default under the trust agreement occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the securities of the trust must be paid or delivered to holders of trust preferred securities before the holders of the trust common securities. Laclede Capital Trust I may not borrow money, use debt, grant mortgages or pledge any of its assets. The trust preferred securities will be guaranteed by us as described in this prospectus and the applicable prospectus supplement.

The trust exists for the exclusive purposes of:

•	issuing the trust preferred securities and common securities representing undivided beneficial interests in the assets of the trust;

•	investing the gross proceeds of the common securities and the trust preferred securities in our debt securities and holding and disposing of such debt securities in accordance with the declaration of trust; and

•	engaging in only those other activities necessary or incidental thereto.

Unless otherwise specified in the prospectus supplement, the following five trustees will conduct Laclede Capital Trust I’s business and affairs: Three of our employees, officers or affiliates, as administrative trustees, The Bank of New York, as property trustee; and The Bank of New York (Delaware), as the Delaware trustee.

The Bank of New York also serves as the indenture trustee for purposes of compliance with provisions of the Trust Indenture Act of 1939, the guaranty trustee under our guarantees in favor of the holders of trust preferred securities and common securities and debt trustee under the indenture related to our debt securities. The property trustee holds our debt securities for the benefit of the holders of the trust common and trust preferred securities. The property trustee has the power to exercise all rights, powers and privileges under the indenture as holder of our debt securities. In addition, the property trustee maintains exclusive control of a segregated, non-interest bearing bank account to hold all payments made in respect of our debt securities for the benefit of the holders of the trust common and trust preferred securities. The property trustee makes payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust common and trust preferred securities out of funds from that bank account. As a direct or indirect holder of all trust common securities, we have the right to appoint, remove or replace any administrative trustee and to increase or decrease the number of administrative trustees. We pay all fees and expenses related to Laclede Capital Trust I and any offering of the trust preferred securities.

The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the trust agreement and the Delaware Business Trust Act. The trust agreement, the indenture and our guarantee also incorporate by reference terms of the Trust Indenture Act of 1939. The trust agreement, indenture and our guarantee will be qualified under the Trust Indenture Act.

The Delaware trustee for the trust in the State of Delaware is The Bank of New York (Delaware). The principal place of business of the trust will be c/o The Laclede Group, Inc., 720 Olive Street, St. Louis, Missouri 63101.

Use of Proceeds

Unless we state otherwise in any applicable prospectus supplement, we may use the net proceeds from any sale of the offered securities:

•	to finance our subsidiaries’ working capital and capital expenditure needs;

•	to redeem, repurchase, repay or retire outstanding indebtedness, including indebtedness of our subsidiaries;

•	to finance strategic investments in or future acquisitions of other entities or their assets; and

•	for other general corporate purposes.

The prospectus supplement relating to a particular offering of securities will identify the use of proceeds for that offering.

The proceeds from the sale of trust preferred securities by the trust will be invested in our subordinated debt securities.

Ratios of Earnings to Fixed Charges

The following table sets forth our ratios of earnings to fixed charges for the respective periods indicated:

	Twelve Months Ended December 31,		Years Ended September 30, (1)
	2001	2000 (1)	2001	2000	1999	1998	1997
Ratio of earnings to fixed charges (2)	2.0	3.1	2.6	2.6	2.9	3.0	3.6

(1)	The ratios for these years pre-date the corporate reorganization effective October 1, 2001 in which Laclede became the corporate parent of Laclede Gas and its subsidiaries. Thus, these ratios reflect Laclede Gas’ and its subsidiaries’ ratios of earnings to fixed charges for the periods prior to October 1, 2001.
(2)	For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion of rent expense deemed representative of the interest factor.

Description of Debt Securities

General

The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent our unsecured debt obligations. We may issue one or more series of debt securities directly to the public, to a trust or as part of a stock purchase unit from time to time. We expect that each senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under a senior debt indenture between us and The Bank of New York, as trustee. We will issue the subordinated debt securities in one or more series under a subordinated indenture between us and The Bank of New York. The form of the senior debt indenture, the form of the subordinated indenture and the form of supplemental indentures or other instruments establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference in, the registration statement of which this prospectus is a part. Each indenture will be qualified under the Trust Indenture Act of 1939.

There is no requirement under the senior debt indenture nor under the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture, and we will be free to employ other indentures or documentation, containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior debt indenture and the subordinated indenture provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time.

Unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuance of additional senior debt securities or subordinated debt securities of that series, as applicable. Unless otherwise described in the applicable prospectus supplement, neither indenture described above limits or will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part. Copies of the indentures may also be obtained from Laclede or the applicable trustee.

The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates or the method of determining the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the location where payments on the debt securities will be made;

•	the terms and conditions on which the debt securities may be redeemed at the option of Laclede;

•	any obligation of Laclede to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	any provisions for the discharge of Laclede’s obligations relating to the debt securities by deposit of funds or United States government obligations;

•	whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	any additional events of default; and

•	any other specific terms of the debt securities.

Federal income tax consequences and other special considerations applicable to any debt securities issued by Laclede at a discount will be described in the applicable prospectus supplement.

Registration, Transfer and Exchange.    Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of The Depository Trust Company, as depositary, or its nominee, and deposited with, or on behalf of, the depositary. Except in the circumstances described under “Book-Entry Securities,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the senior debt indenture or the subordinated debt indenture.

Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer—duly endorsed or accompanied by a duly executed instrument of transfer—at the office of any security registrar we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, the security registrar will be the trustee under the applicable indenture. We may at any time designate additional security registrars or rescind the designation of any security registrar or approve a change in the office through which any security registrar acts, except that we will be required to maintain a security registrar in each place of payment for the debt securities of each series.

Payment and Paying Agents.    Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described under “Book-Entry Securities.”

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us. The holder of such debt security thereafter may look only to us for payment thereof, subject to the laws of unclaimed property.

Redemption.    Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities will be redeemable by us only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by the method provided for that particular series, or in the absence of any such provision, by the trustee in the manner it deems fair and appropriate.

Any notice of redemption at our option may state that redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, the senior debt securities and that if that money has not been so received, the notice will be of no force and effect and we will not be required to redeem the debt securities.

Annual Notice to Trustee.    We will provide to each trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the applicable indenture.

Notices.    Notices to holders of debt securities will be given by mail to the addresses of the holders as they may appear in the security register for the applicable debt securities.

Title.    Laclede, the trustee, and any agent of Laclede or the trustee, may treat the person in whose name debt securities are registered as the absolute owner of those debt securities, whether or not those debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

Governing Law.    Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee.    The Bank of New York is the trustee under the senior debt indenture as well as under the subordinated debt indenture.

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our board of directors appointing a successor trustee and that successor has accepted such appointment in accordance with the terms of the applicable indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the applicable indenture.

Each indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable senior debt securities upon the property and funds held or collected by the trustee as such.

Consolidation, Merger or Sale of Assets.    Each indenture provides that we may consolidate with or merge into, or sell, lease or convey our property as an entirety or substantially as an entirety to any other corporation if the successor corporation assumes our obligations under the debt securities and the indentures and is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

Senior Debt Securities

General.    The following summaries of some important provisions of the senior debt indenture (including its supplements) are not complete and are subject to, and qualified in their entirety by, all of the provisions of the senior debt indenture, which is an exhibit to the registration statement of which this prospectus forms a part.

Ranking.    The senior debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt. As of December 31, 2001, we had no outstanding debt that would have ranked equally with the senior debt securities, although, on January 28, 2002, we obtained a $42.8 million loan for the purchase of SM&P Utility Resources, which loan would rank equal with the senior debt securities. As of such date, Laclede Gas had outstanding mortgage obligations of approximately $285 million.

Laclede is a holding company that derives substantially all of its income from its operating subsidiaries and primarily from its utility subsidiary. As a result, our cash flows and consequent ability to service our debt, including the senior debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the senior debt securities or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the senior debt securities will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. As of December 31, 2001, our subsidiaries had approximately $420 million of aggregate outstanding debt and preferred stock.

Events of Default.    Each of the following will constitute an event of default under the senior debt indenture with respect to senior debt securities of any series:

•	Failure to pay principal of or premium, if any, on any senior debt security of that series, as the case may be, within three business days after maturity;

•	Failure to pay interest on the senior debt securities of such series within 60 days after the same becomes due and payable;

•	Failure to perform or breach of any of our other covenants or warranties in the senior debt indenture (other than a covenant or warranty solely for the benefit of one or more series of senior debt securities other than that series) for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of that series;

•	Certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	Any other event of default specified in the applicable prospectus supplement with respect to senior debt securities of a particular series.

No event of default with respect to the senior debt securities of a particular series necessarily constitutes an event of default with respect to the senior debt securities of any other series issued under the senior debt indenture.

If an event of default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of that series, by notice in writing, may declare the principal amount of and interest on all of the senior debt securities of that series to be due and payable immediately. However, if the event of default applies to more than one series of senior debt securities under the senior debt indenture, the trustee for that series or the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of all such series, considered as one class, and not the holders of the senior debt securities of any one of such series, may make such declaration of acceleration.

At any time after an acceleration with respect to the senior debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be considered waived, and the acceleration will be considered rescinded and annulled, if

•	we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all senior debt securities of that series, the principal of and premium, if any, on the senior debt securities of that series that have become due otherwise than by acceleration and interest, if any, thereon at the rate or rates specified in such senior debt securities, interest, if any, upon overdue installments of interest at the rate or rates specified in such senior debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for that series under the senior debt indenture; or

•	any other event or events of default with respect to the senior debt securities of such series have been cured or waived as provided in the senior debt indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the senior debt indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of senior debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the senior debt indenture.

No holder of senior debt securities of any series will have any right to institute any proceeding under the senior debt indenture, or to exercise any remedy under the senior debt indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the trustee and have offered reasonable indemnity to the trustee to institute proceedings; and

•	the trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during that period.

However, the limitations discussed above do not apply to a suit by a holder of a debt security for payment of the principal of, or premium, if any, or interest, if any, on, a senior debt security on or after the applicable due date.

Modification and Waiver.    Laclede and the trustee may enter into one or more supplemental indentures without the consent of any holder of senior debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the senior debt indenture and in the senior debt securities;

•	to add additional covenants or to surrender any of our rights or powers under the senior debt indenture;

•	to add additional events of default;

•	to change, eliminate, or add any provision to the senior debt indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of senior debt securities of any series in any material respect, such change, elimination, or addition will become effective only:

•	when the consent of the holders of senior debt securities of such series has been obtained in accordance with the senior debt indenture; or

•	when no debt securities of the affected series remain outstanding under the senior debt indenture;

•	to provide collateral security for all but not part of the senior debt securities;

•	to establish the form or terms of senior debt securities of any other series as permitted by the senior debt indenture;

•	to provide for the authentication and delivery of bearer securities and coupons attached thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the senior debt securities of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

•	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the senior debt indenture; provided that such action shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

The holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding may waive our compliance with certain restrictive provisions of the senior debt indenture. The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive any past default under the senior debt indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the senior debt indenture that cannot be modified or be amended without the consent of the holder of each outstanding senior debt security of the series affected.

If the Trust Indenture Act of 1939 is amended after the date of the senior debt indenture in such a way as to require changes to the senior debt indenture, the senior debt indenture will be deemed to be amended so as to conform to such amendment of the Trust Indenture Act of 1939. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment.

The consent of the holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding is required for all other modifications to the senior debt indenture. However, if less than all of the series of senior debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any senior debt security, or reduce the principal amount of any senior debt security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security, without the consent of the holder;

•	reduce the percentage in principal amount of the outstanding senior debt securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the senior debt indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•	modify certain of the provisions of the senior debt indenture relating to supplemental indentures, waivers of certain covenants and waiver of past defaults with respect to the senior debt securities of any series, without the consent of the holder of each outstanding senior debt security affected thereby.

A supplemental indenture which changes the senior debt indenture solely for the benefit of one or more particular series of senior debt securities, or modifies the rights of the holders of senior debt securities of one or more series, will not affect the rights under the senior debt indenture of the holders of the senior debt securities of any other series.

The senior debt indenture provides that senior debt securities owned by us or anyone else required to make payment on the senior debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other act of the holders, but we shall have no obligation to do so. If a record date is fixed for that purpose, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding senior debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding senior debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same senior debt securities and the holder of every senior debt security issued upon the registration of transfer of or in exchange for those senior debt securities. A transferee will be bound by acts of the trustee or us taken in reliance upon an act of holders whether or not notation of that action is made upon that senior debt security.

Satisfaction and Discharge.     We will be discharged from our obligations on the senior debt securities of a particular series, or any portion of the principal amount of the senior debt securities of such series, if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the senior debt securities of such series at their maturity, stated maturity date, or redemption.

The indenture will be deemed satisfied and discharged when no senior debt securities remain outstanding and when we have paid all other sums payable by us under the senior debt indenture.

All moneys we pay to the trustee or any paying agent on senior debt securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of us. Thereafter, the holder of such senior debt security may look only to us for payment thereof, subject to the laws of unclaimed property.

Subordinated Debt Securities

General.    The subordinated debt securities will be unsecured and issued under a separate subordinated indenture and, unless otherwise specified in the applicable prospectus supplement, will rank equally with our other unsecured and subordinated indebtedness. The subordinated indenture does not limit the aggregate principal amount of subordinated debt securities that may be issued under the subordinated indenture.

Subordination.    If subordinated debt securities are issued to the trust or the trustee of the trust in connection with the issuance of trust preferred securities of the trust, or if otherwise specified in the applicable prospectus supplement, the subordinated debt securities will rank subordinated and junior in right of payment, to the extent set forth in the subordinated indenture, to all of our “senior indebtedness.”

“Senior indebtedness” means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

•	our indebtedness for money borrowed or evidenced by the senior debt securities or any debentures (other than the subordinated debt securities), notes, bankers’ acceptances or other corporate debt securities or similar instruments issued by us;

•	our capital lease obligations;

•	our obligations incurred for deferring the purchase price of property, with respect to conditional sales, and under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	our obligations with respect to letters of credit;

•	all indebtedness of others of the type referred to in the four preceding bullet points assumed by or guaranteed in any manner by us or in effect guaranteed by us;

•	all indebtedness of others of the type referred to in the five preceding bullet points secured by a lien on any of our property or assets; or

•	renewals, extensions or refundings of any of the indebtedness referred to in the preceding six bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

If we default in the payment of any distributions on any senior indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities issued under the subordinated indenture. The subordinated indenture provisions described in this paragraph, however, do not prevent us from making sinking fund payments on subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us, our creditors or our property, then all senior indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of senior indebtedness until all senior indebtedness is paid in full.

The subordinated indenture does not limit the total amount of senior indebtedness that may be issued. As noted above, we had no senior indebtedness as of December 31, 2001. Since that date, however, we obtained a loan of $42.8 million to purchase SM&P Utility Resources, which loan would be senior indebtedness.

Certain Covenants if Subordinated Debt Securities Are Issued to the Trust.    If subordinated debt securities are issued to the trust or the trustee of the trust in connection with the issuance of trust preferred securities of the trust, we will covenant that we will not make the payments and distributions described below if:

•	an event of default has occurred under the subordinated indenture;

•	an event of which we have actual knowledge occurs which, with the giving of notice or the lapse of time, or both, would constitute an event of default under the subordinated indenture and which we have not taken reasonable steps to cure;

•	we are in default with respect to our payment obligations under the guarantees relating to the trust preferred securities; or

•	we have elected to defer payments of interest on the related subordinated debt securities by extending the interest payment period and that deferral is continuing.

In these circumstances, we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, or make a liquidation payment with respect to, any of our capital stock other than:

•	dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock;

•	transactions relating to our shareholders’ rights plan;

•	payments under the preferred securities guarantee;

•	as a result of and only to the extent required in order to avoid the issuance of fractional shares of capital stock following a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; and

•	the purchase of fractional share interests upon conversion or exchange of our capital stock; or

•	make any payment of principal, interest or any premium on, or repay or repurchase or redeem any of our debt securities (including guarantees) that rank equal with or junior to, the subordinated debt securities.

In addition, if subordinated debt securities are issued in connection with the issuance of trust preferred securities of the trust, we will agree:

•	to maintain, directly or indirectly, 100% ownership of the trust common securities, provided that certain successors permitted pursuant to the indenture may succeed to our ownership of the common securities;

•	not to voluntarily dissolve, wind up or liquidate the trust, except

•	in connection with a distribution of the subordinated debt securities to the holders of the trust preferred securities in liquidation of the related trust; or

•	in connection with specified mergers, consolidations or amalgamations permitted by the amended and restated declaration of trust; and

•	to use our reasonable efforts to cause the related trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Events of Default.    The subordinated indenture provides that events of default regarding any series of subordinated debt securities include the following events that shall have occurred and be continuing:

•	failure to pay required interest on the series of subordinated debt securities for 30 days;

•	failure to pay when due principal on the series of subordinated debt securities;

•	failure to make any required deposit or payment of any sinking fund or analogous payment on the series of subordinated debt securities when due;

•	failure to perform, for 90 days after notice, any other covenant in the subordinated indenture applicable to the series of subordinated debt securities;

•	certain events of bankruptcy or insolvency, whether voluntary or not; and

•	with respect to a series of subordinated debt securities issued to a trust in connection with the issuance by the trust of trust preferred securities, the trust is voluntarily or involuntarily dissolved, wound up or terminated, except in connection with

•	the distribution of the subordinated debt securities to the holders of the common securities and the trust preferred securities in liquidation of the trust;

•	the redemption of all outstanding common securities and trust preferred securities of the trust; and

•	mergers, consolidation or amalgamations permitted by the declaration of that trust.

If an event of default regarding subordinated debt securities of any series should occur and be continuing, either the subordinated debt securities trustee or the holders of at least 25% in total principal amount of outstanding subordinated debt securities of such series may declare each subordinated debt securities of that series immediately due and payable.

Holders of a majority in total principal amount of the outstanding subordinated debt securities of any series will be entitled to control certain actions of the subordinated debt securities trustee and to waive past defaults regarding such series. The trustee generally will not be required to take any action requested, ordered or directed by any of the holders of subordinated debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

Before any holder of any series of subordinated debt securities may institute action for any remedy, except payment on such holder’s subordinated debt securities when due, the holders of not less than 25% in principal amount of the subordinated debt securities of that series outstanding must request the subordinated debt securities trustee to take action. Holders must also offer and give the subordinated debt securities trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

We are required to annually furnish the subordinated debt securities trustee a statement as to our compliance with all conditions and covenants under the subordinated indenture. The subordinated debt securities trustee is required, within 90 days after the occurrence of a default with respect to a series of subordinated debt securities, to give notice of all defaults affecting such series of subordinated debt securities to each holder of such series of debentures. However, the subordinated indenture provides that the subordinated debt securities trustee may withhold notice to the holders of the subordinated debt securities of any series of any default affecting such series, except payment on holders’ subordinated debt securities when due, if it considers withholding notice to be in the interests of the holders of the subordinated debt securities of such series.

Modification and Waiver.    The subordinated indenture permits us and the subordinated debt securities trustee to enter into supplemental indentures without the consent of the holders of the subordinated debt securities to:

•	establish the form and terms of any series of securities under the subordinated indenture;

•	secure the debentures with property or assets;

•	evidence the succession of another corporation to us, and the assumption by the successor corporation of our obligations, covenants and agreements under the subordinated indenture;

•	add covenants of Laclede for the benefit of the holders of the subordinated debt securities;

•	cure any ambiguity or correct or supplement any provision in the subordinated indenture or any supplement to the subordinated indenture, provided that no such action adversely affects the interests of the holders of the subordinated debt securities; and

•	evidence and provide for the acceptance of a successor trustee.

The subordinated indenture also permits us and the subordinated debt securities trustee, with the consent of the holders of a majority in total principal amount of the subordinated debt securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the subordinated indenture or modify in any manner the rights of the holders of the subordinated debt securities of each such affected series. We and the trustee may not, without the consent of the holder of each subordinated debt securities affected, enter into any supplemental indenture to:

•	change the time of payment of the principal;

•	reduce the principal amount of such subordinated debt securities;

•	reduce the rate or change the time of payment of interest on such subordinated debt securities;

•	reduce any amount payable upon redemption of such subordinated debt securities; or

•	impair the right to institute suit for the enforcement of any payment on any subordinated debt securities when due.

In addition, no such modification may reduce the percentage in principal amount of the subordinated debt securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the subordinated indenture.

Prior to the acceleration of the maturity of any subordinated debt securities, the holders, voting as one class, of a majority in total principal amount of the subordinated debt securities with respect to which a default or event of default has occurred and is continuing, may, on behalf of the holders of all such affected subordinated debt securities, waive any past default or event of default and its consequences, except a default or event of default in the payment of the principal or interest or in respect of a covenant or provision of the applicable indenture or of any subordinated debt securities that cannot be modified or amended without the consent of the holder of each subordinated debt securities affected.

Satisfaction and Discharge.    The subordinated indenture provides that, at our option, we will be discharged from all obligations in respect of the subordinated debt securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the subordinated debt securities of such series, to replace stolen, lost or mutilated subordinated debt securities of such series, to maintain paying agencies and to maintain the trust described below) if we in each case irrevocably deposit in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States that, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the subordinated debt securities of such series on the stated maturities of such subordinated debt securities in accordance with the terms thereof.

To exercise this option, we are required to deliver to the relevant trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the holders of the subordinated debt securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Description of Common Stock

General

The following description of our common stock and the relevant provisions of our articles of incorporation and bylaws are summaries. These summaries are qualified by reference to (i) our articles of incorporation and bylaws that have been previously filed with the SEC and are exhibits to the registration statement of which this prospectus is a part and (ii) the applicable provisions of The Missouri General and Business Corporation Law.

Under our articles of incorporation, we are authorized to issue up to 75 million shares of capital stock, consisting of 70 million shares of common stock, $l.00 par value per share, and 5 million shares of preferred stock, $25 par value per share. At March 1, 2002, 18,877,987 shares of common stock and no shares of preferred stock were issued and outstanding.

Dividend Rights and Limitations

Subject to any rights of the holders of our preferred stock, if any is issued, the holders of our common stock are entitled to receive such dividends as may be declared by our board of directors from time to time out of funds legally available therefor.

Liquidation Rights

In the event of any dissolution, liquidation or winding up of our affairs voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities and after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.

Voting Rights

Except as otherwise provided by law and subject to the voting rights of holders of our preferred stock that may be issued in the future, all voting power rests exclusively in the holders of shares of our common stock. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, including the election of directors. The common stock shall vote together as a single class. The holders of our common stock are not entitled to cumulate votes for the election of directors. At annual and special meetings of shareholders, the holders of a majority of the outstanding shares of common stock, present in person or by proxy, constitute a quorum.

Miscellaneous

The holders of our common stock have no preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The outstanding shares of our common stock and the shares of common stock sold hereunder will be, upon payment for them, fully paid and non-assessable. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar

UMB Bank, n.a., acts as transfer agent and registrar for our common stock. They are at 928 Grand Boulevard, Kansas City, Missouri 64106. You can reach them at 1-800-884-4225.

Certain Anti-Takeover Matters

It is not the intent of our board of directors to discourage legitimate offers to enhance shareholder value. Provisions of our articles of incorporation or bylaws, however, may have the effect of discouraging unilateral tender offers or other attempts to acquire our business. These provisions include the classification of our directors with three-year staggered terms, the requirement that director nominations by shareholders be made not less than 60 nor more than 90 days prior to the date of the shareholder meeting, and the ability of the board, without further action of the holders of common stock, to issue one or more series of preferred stock from time to time, which may have terms more favorable than the common stock, including, among other things, preferential dividend, liquidation and redemption rights.

These provisions might discourage a potentially interested purchaser from attempting a unilateral takeover bid for us on terms that some shareholders might favor. If these provisions discourage potential takeover bids, they might limit the opportunity for our shareholders to sell their shares at a premium.

In addition, our articles of incorporation do not provide for cumulative voting in the election of directors. Cumulative voting permits shareholders to multiply their number of votes by the total number of directors being elected and to cast their total number of votes for one or more candidates in each shareholder’s discretion.

Our bylaws also include provisions setting forth specific conditions and restrictions under which business may be transacted at meetings of shareholders. For example, no business may be transacted at a meeting unless it is:

•	specified in the notice of meeting,

•	otherwise brought before the meeting by or at the direction of the board of directors or a committee thereof, or

•	brought before the meeting by a shareholder of record who provided notice and other specified information in writing to the corporate secretary not less than 60 nor more than 90 days prior to the meeting.

These provisions may create an anti-takeover effect by placing restrictions on the content of the issues to be discussed at a shareholder meeting.

In addition, the issuance of authorized but unissued shares of our common or preferred stock may have an anti-takeover effect. These shares might be issued by our board of directors without shareholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction, for example, by diluting voting or other rights of the proposed acquiror. In this regard, our articles of incorporation grant the board of directors broad powers to establish the rights and preferences of the authorized but unissued preferred stock, one or more series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert the stock into shares of our common stock or possibly other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control or to exercise other rights designed to impede a takeover.

Shareholder Protection Statutes

We are subject to Missouri corporate statutes that restrict the voting rights of a person who acquires 20% or more of our outstanding common stock as well as that person’s ability to enter into a business combination with us.

The business combination statute restricts transactions between us and a beneficial owner of 20% or more of our voting stock. A business combination is defined in the statute as any of the following transactions with or proposed by an interested shareholder: merger, consolidation, disposition of assets, significant securities issuance, liquidation, dissolution, reclassification of securities, loan, advance, guarantee, pledge or tax credit. Generally the statute prohibits a business combination between us and an interested shareholder for five years following the date the interested shareholder acquired 20% or more of the voting stock, unless the business combination or the interested shareholder’s stock acquisition was approved by our board of directors on or prior to that date. An interested shareholder may enter into a business combination with us if it is approved by a majority of the outstanding shares not owned by the interested shareholder or if it meets certain consideration requirements.

The control share acquisition statute provides that shares acquired that would cause the acquiring person’s aggregate voting power to meet or exceed any of three thresholds (20%, 33 1/3% or a majority) have no voting rights unless such voting rights are granted by a majority vote of the holders of the shares not owned by the acquiring person or any of our officers or directors or employee-directors. The statute sets out a procedure whereby the acquiring person may call a special shareholders meeting for the purpose of considering whether voting rights should be conferred. Acquisitions as part of a merger or exchange offer arising out of an agreement to which we are a party are exempt from the statute.

Application of the business combination and control share acquisitions statutes are automatic unless we take steps to “opt out” of their application. We have not “opted out” of the statutes.

Shareholder Rights Plan

On August 23, 2001, our board of directors adopted a shareholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The plan is designed to assure shareholders of fair and equal treatment in the event of a proposed takeover. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred stock, par value $25.00 per share, at an exercise price of $90 per one one-hundredth of a share, subject to adjustment upon the occurrence of certain dilutive events. The rights will become exercisable and begin to trade separately from the common stock only if a person or group acquires 20% or more of our common stock or announces a tender offer for 20% or more of our common stock. If a person or group acquires 20% or more of our common stock, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of our common stock having a market value of twice the exercise price. In addition, if we are acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value of twice the exercise price. The acquiring person or group will not be entitled to exercise these rights.

Our board of directors at any time prior to any person or group acquiring 20% or more of our common stock may (i) redeem the rights at $.01 per right or (ii) exchange the rights at an exchange rate of one share of Common Stock for each right exchanged.

The rights were issued as a dividend payable October 1, 2001, to shareholders of record on that date. The rights will expire on October 1, 2011. One right will accompany each new share of our common stock issued prior to such expiration date. The rights do not have voting or dividend rights and until they become exercisable, have no dilutive effect on our per-share earnings.

We have 700,000 shares of preferred stock initially reserved for issuance upon exercise of the rights. There is no junior participating preferred stock issued or outstanding as of the date of this prospectus.

The description and terms of the rights are set forth in an agreement between us and UMB Bank, n.a., as rights agent. The preceding summary of the rights and the shareholder rights plan is qualified in its entirety by reference to the rights agreement and the description thereof each contained in our registration statement on Form 8-A filed September 6, 2001, which is incorporated by reference into this prospectus.

Description of Stock Purchase Contracts

and Stock Purchase Units

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and beneficial interests in:

•	senior debt securities or subordinated debt securities, or

•	debt obligations of third parties, including U.S. Treasury securities,

securing the holder’s obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements relative to the stock purchase contracts or stock purchase units.

Description of Trust Preferred Securities

General

The trust may issue, on one or more occasions, trust preferred securities having terms described in the prospectus supplement relating thereto. The amended and restated trust agreement of the trust will authorize the establishment of no more than one series of trust preferred securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the trustees pursuant thereto.

You should read the prospectus supplement relating to the trust preferred securities for specific terms, including:

•	the distinctive designation and the number of trust preferred securities to be offered, which will represent undivided beneficial interests in the assets of the trust;

•	the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however, distributions on the trust preferred securities will be paid quarterly in arrears to holders of trust preferred securities as of a record date on which the trust preferred securities are outstanding;

•	whether distributions on trust preferred securities would be deferred during any deferral of interest payments on the debt securities, provided, however, that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the debt securities owned by the trust, and at the end of any such deferrals, we will make all interest payments then accrued or deferred and unpaid (including any compounded interest);

•	the amount of any liquidation preference;

•

the obligation, if any, of the trust to redeem trust preferred securities as a result of our exercise of an option to redeem the corresponding debt securities and the price or prices at which, the period or periods within which and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, under such obligation;

•	the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments, upon which the trust preferred securities shall be convertible or exchangeable at the option of the holder of the trust preferred securities for other property or cash;

•	the voting rights, if any, of the trust preferred securities as provided in the amended and restated declaration of trust or set forth under our guarantee (as defined below) as well as those required by law;

•	the additional payments, if any, that the trust will pay as a distribution as necessary so that the net amounts received by the trust and distributable to the holders of the trust preferred securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been received and distributed by the trust, and the amount the holders of the trust preferred securities would have received, had no such taxes, duties, assessments or governmental charges been imposed;

•	the terms and conditions, if any, upon which the debt securities owned by the trust may be distributed to holders of trust preferred securities; and

•	any other relative rights, powers, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the amended and restated trust agreement or applicable law.

All trust preferred securities offered hereby will be irrevocably guaranteed by us, on a subordinated basis and to the extent set forth below under “The Guarantee.” Any federal income tax considerations applicable to any offering of the trust preferred securities will be described in the prospectus supplement relating thereto. The total number of trust preferred securities that the trust shall have authority to issue will be determined under the terms of the amended and restated trust agreement.

Effect of Obligations Under the Debt Securities and the Guarantees

The sole purpose of the trust is to issue the trust common securities and the trust preferred securities evidencing undivided beneficial interests in the assets of the trust, to invest the proceeds from such issuance and sale to acquire directly the debt securities from us and to hold and dispose of the debt securities in accordance with the amended and restated declaration of trust.

As long as payments of interest and other payments are made when due on the debt securities, those payments will be sufficient to cover distributions and payments due on the common securities and the trust preferred securities because of the following factors:

•	the total principal amount of debt securities will be equal to the sum of the total stated liquidation amount of the trust common securities and the trust preferred securities;

•	the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust common securities and the trust preferred securities;

•	we will pay all, and the trust shall not be obligated to pay, directly or indirectly, its costs, expenses, debt and obligations (other than with respect to the trust common securities and the trust preferred securities); and

•	our trustees will not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

Payments of distributions (to the extent funds for distributions are available) and other payments due on the trust preferred securities (to the extent funds for other payments are available) are guaranteed by us as and to the extent discussed under “The Guarantee” below. If we do not make interest payments on the debt securities purchased by the trust, the trust likely will not have sufficient funds to pay distributions on the trust preferred securities. Our guarantee, which is for purposes of ensuring that the trust performs its obligations to pay distributions on the trust preferred securities, does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of distributions and other payments on the trust preferred securities. The trust will have sufficient funds only if and to the extent that we have made a payment of interest or principal on the debt securities held by the trust as its sole assets. Our guarantee, when taken together with our obligations under the debt securities and the related indenture and our obligations under the amended and restated trust agreement, including our obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the common securities and the trust preferred securities), provides a full and unconditional guarantee of amounts payable in respect of the trust preferred securities.

If we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the debt securities. If the property trustee fails to enforce its rights under the debt securities, a holder of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the trust agreement, and that event is attributable to our failure to pay interest or principal on the debt securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute legal proceedings directly against us to obtain payment. If we fail to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights thereunder. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

Description of the Guarantees

General

The following is a summary of information concerning the guarantee that will be executed and delivered by us for the benefit of the holders, from time to time, of the trust preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. The Bank of New York will act as indenture trustee under the guarantee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

We will irrevocably agree to pay in full, on a subordinated basis to the extent set forth herein, the guarantee payments (as described below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert, other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to the guarantee:

(1)	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand available therefor at such time;

(2)	the redemption price with respect to any trust preferred securities called for redemption to the extent that the trust has funds on hand available therefor at such time; or

(3)	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (unless the debt securities are distributed to holders of the trust preferred securities), the lesser of (a) the liquidation distribution, to the extent that the trust has funds on hand available for distribution at such time, and (b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities after the satisfaction of liabilities of creditors of the trust, if any.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay such amount to such holders.

Our guarantee will be an irrevocable guarantee on a subordinated basis of the trust’s obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make such payments, and is not a guarantee of collection. If we do not make interest payments on the debt securities held by the trust, the trust will not be able to pay distributions on the trust preferred securities and will not have funds legally available therefor.

We have, through the guarantee, the trust agreement, the subordinated debt securities and the subordinated indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the trust’s obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities.

We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trust with respect to the trust common securities to the same extent as the guarantee of the trust preferred securities, except that upon the occurrence and during the continuation of an event of default, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Our Covenants

We will covenant that we will not:

(1)	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

(2)	make any payment of principal or interest or premium, if any, on or repay or repurchase or redeem any of our debt securities (including guarantees of indebtedness for money borrowed) that rank equal with or junior to the debt securities owned by the trust (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by us where the payment is made by way of securities (including capital stock) that rank equal with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under our guarantee of the trust preferred securities and the trust common securities, (c) as a result of a reclassification of our capital stock or the exchange or conversion of one series or class of our capital stock for another series or class of our capital stock and (d) the purchase of fractional interests in shares of our capital stock under the conversion or exchange provisions of that capital stock or the security being converted or exchanged);

if at such time (A) there shall have occurred any event of which we have actual knowledge that (i) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indenture and (ii) in respect of which we shall not have taken reasonable steps to cure; (B) we shall be in default with respect to our payment of any obligations under the guarantee; or (C) we shall have given notice of our selection of an extension period as provided in the indenture with respect to the debt securities and shall not have rescinded that notice, or that extension period, or any extension thereof, shall be continuing.

We also will covenant to:

(1)	maintain directly or indirectly 100% ownership of the trust common securities, provided that certain successors that are permitted under the indenture may succeed to our ownership of the common securities,

(2)	not voluntarily dissolve, wind up or liquidate the trust, except:

•	in connection with a distribution of the debt securities to the holders of the trust preferred securities in liquidation of the trust or

•	in connection with certain mergers, consolidations or amalgamations permitted by the amended and restated trust agreement, and

(3)	use our reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities (in which case no vote will be required), our guarantee of the trust preferred securities may not be amended without the prior approval of the holders of a majority in total liquidation amount of such outstanding trust preferred securities. All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Guarantee

Our guarantee of the trust preferred securities will terminate and be of no further force and effect upon full payment of the redemption price of the trust preferred securities, upon full payment of the amounts payable upon liquidation of the trust or upon distribution of the debt securities to the holders of the trust preferred securities in exchange for all of the trust preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under such trust preferred securities or the guarantee.

Events of Default

An event of default under our guarantee of the trust preferred securities will occur upon our failure to perform any of our payment or other obligations thereunder. The holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

If the guarantee trustee fails to enforce our guarantee of the trust preferred securities, any holder of the trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. In addition, any record holder of trust preferred securities shall have the right, which is absolute and unconditional, to proceed directly against us to obtain guarantee payments, without first waiting to determine if the guarantee trustee has enforced the guarantee or instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. We have waived any right or remedy to require that any action be brought just against the trust, or any other person or entity before proceeding directly against us.

Status of the Guarantee

Our guarantee of the trust preferred securities will constitute our unsecured obligation and will rank:

(1)	equal to or subordinate and junior in right of payment, as described in the applicable prospectus supplement, to all our other liabilities, as applicable,

(2)	equal with the most senior preferred stock hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates, and

(3)	senior to our common stock.

Our guarantee of the trust preferred securities will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will be held for the benefit of the holders of the trust preferred securities. The guarantee will not be discharged except by payment of the guaranteed payments in full to the extent not paid by the trust or upon distribution of the debt securities to the holders of the trust preferred securities. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by us.

Book-Entry Securities

Unless otherwise specified in the applicable prospectus supplement, we will issue securities, other than our common stock, to investors in the form of one or more book-entry certificates registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable prospectus supplement, the depositary will be DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act.

DTC has also informed us that it was created to:

•	hold securities for “participants;” and

•	facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments as payments will be forwarded by our agent to Cede, a nominee for DTC. These payments will be forwarded to DTC’s participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with whom beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants who, in turn act, only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

According to DTC, it has provided information with respect to DTC to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

•	we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, those persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depositary appointed by us; and

•	DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of us, the trustees, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

Plan of Distribution

General

We or the trust may sell the offered securities: through the solicitation of proposals of underwriters or dealers to purchase the offered securities; through underwriters or dealers on a negotiated basis; through agents; or directly to a limited number of purchasers or to a single purchaser.

The prospectus supplement with respect to each offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us and/or the trust from their sale;

•	any underwriting discounts and commissions and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters

If underwriters are used in the sale, they will acquire the offered securities for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the names of the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

Dealers

If dealers are utilized in the sale of offered securities, we and/or the trust will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the related prospectus supplement.

Agents

The offered securities may be sold directly by us and/or the trust or through agents designated by us and/or the trust from time to time. Any agent involved in the offer or sale of the offered securities in respect to which this prospectus is delivered will be named, and any commissions payable by us and/or the trust to such agent will be set forth, in the related prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

Direct Sales

The offered securities may be sold directly by us and/or the trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

Indemnification

Agents, dealers and underwriters and the persons who control them may be entitled under agreements with us and/or the trust to indemnification by us and/or the trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which these agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us and/or the trust in the ordinary course of business.

Remarketing

The offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment under their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us and/or the trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us and/or the trust to indemnification or contribution by us and/or the trust against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for us and our subsidiaries in the ordinary course of business.

No Assurance of Liquidity

The offered securities may or may not be listed on a national securities exchange. You should read the prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the offered securities.

Legal Opinions

Opinions as to the legality of certain of our offered securities will be rendered for us by Thompson Coburn LLP, St. Louis, Missouri. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to us and the trust. Certain United States federal income taxation matters may be passed upon for us by Thompson Coburn LLP, special tax counsel to us and to the trust. Certain legal matters with respect to the offered securities will be passed upon for the underwriters by Pillsbury Winthrop LLP, New York, New York.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 200l have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm, given on the authority of said firm as experts in auditing and accounting.

1,500,000 Shares

Common Stock

A.G. EDWARDS	EDWARD D. JONES & CO., L.P.

STIFEL, NICOLAUS & COMPANY INCORPORATED	RBC CAPITAL MARKETS

The date of this prospectus supplement is May 25, 2004.